UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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OSG	Overseas Shipholding Group Inc.
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666 Third Avenue New York, NY 10017 www.osg.com	Tel: 212 251 1153 Fax: 212 251 1180 E-mail: jedelson@osg.com	James I. Edelson Senior Vice President, General Counsel and Secretary

June 8, 2012

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Dear XXXX:

Thanks again to you, XXXX, XXXX XXX XXXXX for taking the time to speak with us yesterday.  It is clear to us that you take your vote very seriously and have taken the time to get all the information necessary for you to carefully consider the issues.

Our Board takes great care in the design of OSG's executive compensation plan and is highly focused on striking the right balance between providing adequate incentives to motivate and retain our senior management, aligning management and shareholder interests, while judiciously using equity for this purpose.

In the very difficult shipping markets we have been operating in over the last four years, the Board has prioritized reducing costs, preserving liquidity and maintaining our strong technical and commercial standards with the goal of returning OSG to profitability and raising our stock price. With these goals in mind, we believe stock awards are much more effective and appropriate than cash bonuses.  Accordingly, salary increases and cash bonuses were eliminated for senior management (and in the case of the CEO for the second year in a row) but equity awards were continued.

A majority of the outstanding equity awards are performance based and if the performance hurdles are not achieved, the awards will not vest and dilution will not occur.  If such hurdles are achieved, it is because OSG's stock price has increased significantly from its current levels, which would reward all stockholders.  The premium pricing component is a newly adopted feature of our stock incentive plan that sets the bar higher than before in order to drive a meaningful share price recovery.  With the current reserve nearly depleted, we are seeking your support for our proposal to expand availability under the plan.

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June 8, 2012

The October 2011 special CEO award is a one-time award associated with the early renewal of Mr. Arntzen's five-year contract (which was scheduled to expire in February 2012).  The Board concluded that Mr. Arntzen was and is the right CEO to lead OSG forward during this very critical time, and advanced the timing of the new contract to remove a potential distraction and keep him entirely focused on restoring OSG's profitability and lifting the stock price.  The substantial increase in the number of shares issuable relative to the 2007 special CEO award is fully attributable to the lower stock price that was built into the 2011 award and does not represent a "catch-up" on the forfeited stock and options from the 2007 award.

We think the comparison should be viewed on a fully valued basis, under which there has been a decrease of more than 50% from the targeted value of $9 million for the 2007 award to the $3.7 million value of the 2011 award.  While the exercise prices of the 2011 stock options are lower and number of stock options higher than under the prior award, the Compensation Committee believes the 44% premium of exercise price to grant date fair market value creates an appropriate balance between the dilution concern and the need to provide adequate potential value to retain and motivate our CEO and keep him focused on the turnaround of OSG.  Again, the entire 2011 special award is performance based.

Please let us know if there is anything further we can provide as you consider your vote.  We appreciate your candor on this topic, and welcome a continuing dialogue with you.

Again, thank you for your commitment to OSG.

Best regards,

/s/James I. Edelson
James I. Edelson
Senior Vice President, General Counsel
and Secretary